TEMPUR-PEDIC REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

 – Reports Fourth Quarter GAAP EPS of $0.39; Adjusted EPS of $0.60
– Issues Financial Guidance for 2013

LEXINGTON, KY, January 24, 2013 – Tempur-Pedic International Inc. (NYSE: TPX), a leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the fourth quarter and year ended December 31, 2012. The Company also issued financial guidance for 2013.

FOURTH QUARTER FINANCIAL SUMMARY

●	Earnings per diluted share (EPS) under U.S. generally accepted accounting principles (GAAP) in the fourth quarter of 2012 were $0.39, and reflect the tax provision recorded in connection with the anticipated repatriation of foreign earnings together with certain transaction and integration costs related to the proposed Sealy acquisition, and other restructuring costs. Adjusted EPS were $0.60 in the fourth quarter of 2012 as compared to GAAP EPS of $0.84 in the fourth quarter of 2011.

●	GAAP net income in the fourth quarter of 2012 was $23.5 million. The Company reported adjusted net income of $36.4 million for the fourth quarter of 2012 as compared to GAAP net income of $56.3 million in the fourth quarter of 2011. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedule.

●	Net sales decreased 7% to $341.1 million in the fourth quarter of 2012 from $366.8 million in the fourth quarter of 2011. Net sales in the North American segment decreased 9% and International segment net sales decreased 4%.

●	Mattress sales decreased 5% globally in the fourth quarter of 2012. Mattress sales decreased 5% in the North American segment and decreased 7% in the International segment. Pillow sales decreased 8% globally. Pillow sales decreased 26% in North America and increased 11% internationally.

●	Gross profit margin was 50.0% as compared to 52.1% in the fourth quarter of 2011. The gross profit margin decreased primarily as a result of product mix and higher new product costs, offset partially by improved efficiencies in manufacturing and distribution.

●	Operating income was $51.3 million, or 15.0% of sales as compared to $85.8 million, or 23.4% of sales in the fourth quarter of 2011 reflecting the Company’s reduced gross margin and deleverage of certain operating expenses related to lower sales. Operating income in the fourth quarter of 2012 included $7.6 million of transaction and integration costs related to the proposed Sealy acquisition, as well as $1.5 million of restructuring charges.

●	The Company generated $36.2 million of operating cash flow as compared to $69.7 million in the fourth quarter of 2011.

FULL YEAR FINANCIAL SUMMARY

●	GAAP EPS for the full year 2012 were $1.70, and reflect the tax provision recorded in connection with the anticipated repatriation of foreign earnings together with certain transaction and integration costs related to the proposed Sealy acquisition, and other restructuring costs. Adjusted EPS were $2.61 for the full year 2012 as compared to GAAP EPS of $3.18 for the full year 2011.

●	GAAP net income for the full year 2012 was $106.8 million. The Company reported adjusted net income of $164.1 million for full year 2012 as compared to GAAP net income of $219.6 million for the full year 2011. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedule.

●	Net sales decreased 1% to $1,402.9 million for the full year 2012 from $1,417.9 million for the full year 2011. Net sales in the North American segment decreased 4% and International segment net sales increased 6%.

●	Gross profit margin was 50.9% for the full year 2012 as compared to 52.4% for the full year 2011. The gross profit margin decreased primarily as a result of product mix and increased promotions and discounts.

●	Operating income for the full year 2012 was $248.3 million, or 18% of sales as compared to $340.5 million, or 24.0% of sales for the full year 2011. Operating income for the full year 2012 included $11.1 million of transaction and integration costs related to the proposed Sealy acquisition, $1.5 million of restructuring charges, and $10.3 million of benefit related to an adjustment to long-term incentive stock compensation following a re-evaluation of the probability of meeting certain required financial metrics.

●	The Company generated $189.9 million of operating cash flow for the full year 2012 as compared to $248.7 million for the full year 2011.

●	The Company repurchased 5.0 million shares for $150.0 million during 2012.

Chief Executive Officer Mark Sarvary commented, “Our performance during the fourth quarter was in line with our projections, both in North America and Internationally. We continued to see signs of stabilization in our North American business driven by initiatives we launched in the third quarter. Next week at the Las Vegas Market industry show we will announce further initiatives, including several new products that we believe will return Tempur-Pedic to growth in North America in 2013. Internationally, our fourth quarter results were consistent with our recent projections, but reflect a softening in demand due to macroeconomic weakness in Europe as expected. We are excited about new product introductions in our international business in 2013.  We remain very confident in our Company’s growth potential and our strong brand, and are very excited about our proposed combination with Sealy Corporation.”

Financial Guidance
The Company issued full year 2013 guidance for net sales and adjusted earnings per share. It currently expects net sales for 2013 to be approximately $1.425 billion. It currently expects adjusted EPS for 2013 to be approximately $2.55 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company noted its adjusted EPS guidance does not include tax provisions expected to be recorded in 2013 in connection with the decision to repatriate foreign earnings and transaction and integration costs related to the proposed Sealy acquisition. In addition, the Company’s net sales and adjusted EPS guidance does not assume any contribution from the potential Sealy transaction. The Company continues to expect the acquisition to be completed in the first half of 2013 and plans to issue updated guidance for the combined entity after the transaction is completed.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, January 24, 2013 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s proposed initiatives and product introductions; the Company’s growth potential and strong brand; the proposed merger with Sealy Corporation, and expectations regarding the Company’s net sales and adjusted EPS for 2013. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s  operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; changing commodity costs; and the effect of future legislative or regulatory changes.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." In addition, the proposed merger with Sealy presents risk factors including the ability of the parties to complete the proposed merger in a timely manner or at all; satisfaction of the conditions precedent to the proposed merger, the ability to secure regulatory approvals; the possibility of litigation (including relating to the merger itself); and the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize synergies from the proposed transaction.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur-Pedic International
800-805-3635
investor.relations@tempurpedic.com

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In millions, except per common share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2012	2011	Chg %	2012	2011	Chg %
Net sales	$341.1	$366.8	-7.0%	$1,402.9	$1,417.9	-1.1%
Cost of sales	170.5	175.6		688.3	674.8
Gross profit	170.6	191.2	-10.8%	714.6	743.1	-3.8%
Selling and marketing expenses	75.9	72.1		319.1	276.9
General, administrative and other expenses	43.4	33.3		147.2	125.7
Operating income	51.3	85.8	-40.2%	248.3	340.5	-27.1%

Other expense, net:
Interest expense, net	(5.8)	(3.5)		(18.8)	(11.9)
Other (expense) income, net	(0.7)	0.8		(0.3)	(0.2)
Total other expense	(6.5)	(2.7)		(19.1)	(12.1)

Income before income taxes	44.8	83.1	-46.1%	229.2	328.4	-30.2%
Income tax provision	21.3	26.8		122.4	108.8
Net income	$23.5	$56.3		$106.8	$219.6

Earnings per common share:
Basic	$0.39	$0.86		$1.74	$3.27
Diluted	$0.39	$0.84		$1.70	$3.18

Weighted average common shares outstanding:
Basic	59.6	65.1		61.5	67.1
Diluted	60.8	67.0		62.9	69.1

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions, except par value)

	December 31, 2012	December 31, 2011

ASSETS

Current Assets:
Cash and cash equivalents	$179.3	$111.4
Accounts receivable, net	129.8	142.4
Inventories	93.0	91.2
Receivable from escrow	375.0	—
Prepaid expenses and other current assets	41.4	20.1
Deferred income taxes	2.6	14.7
Total Current Assets	821.1	379.8
Property, plant and equipment, net	186.0	160.5
Goodwill	216.1	213.3
Other intangible assets, net	63.1	66.5
Deferred income taxes	10.4	9.1
Other non-current assets	16.3	9.0
Total Assets	$1,313.0	$838.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$85.8	$69.9
Accrued expenses and other current liabilities	84.3	76.6
Deferred income taxes	26.5	0.6
Income taxes payable	15.5	20.5
Total Current Liabilities	212.1	167.6
Long-term debt	1,025.0	585.0
Deferred income taxes	31.4	33.3
Other non-current liabilities	22.2	21.5
Total Liabilities	1,290.7	807.4
Stockholders’ Equity:
Common stock, $0.01 par value; 300.0 shares authorized; 99.2 shares issued as of December 31, 2012 and 2011	1.0	1.0
Additional paid in capital	379.0	361.8
Retained earnings	849.3	742.5
Accumulated other comprehensive loss	(7.6)	(14.7)
Treasury stock at cost; 39.5 and 35.4 shares as of December 31, 2012 and 2011, respectively	(1,199.4)	(1,059.8)
Total Stockholders’ Equity	22.3	30.8
Total Liabilities and Stockholders’ Equity	$1,313.0	$838.2

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106.8	$219.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36.3	34.3
Amortization of stock-based compensation	5.7	16.7
Amortization of deferred financing costs	1.4	1.0
Bad debt expense	2.5	1.6
Deferred income taxes	38.4	(8.5)
Foreign currency adjustments and other	2.1	1.2
Changes in operating assets and liabilities
Accounts receivable	11.8	(30.2)
Inventories	0.1	(18.5)
Prepaid expense and other current assets	(29.4)	(2.8)
Accounts payable	14.3	21.7
Accrued expenses and other	5.1	3.9
Income taxes payable	(5.2)	8.7
Net cash provided by operating activities	189.9	248.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(50.5)	(29.5)
Acquisition of businesses, net of cash acquired	(4.5)	(4.6)
Other	—	(2.0)
Net cash used in investing activities	(55.0)	(36.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	352.0	821.5
Repayments of long-term revolving credit facility	(287.0)	(643.5)
Payments of deferred finance costs	(2.3)	(6.2)
Proceeds from issuance of common stock	11.4	26.3
Excess tax benefit from stock based compensation	10.5	19.2
Treasury shares repurchased	(152.6)	(365.9)
Other	(2.8)	(0.3)
Net cash used in financing activities	(70.8)	(148.9)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3.8	(5.9)
Increase in cash and cash equivalents	67.9	57.8
CASH AND CASH EQUIVALENTS, beginning of period	111.4	53.6
CASH AND CASH EQUIVALENTS, end of period	$179.3	$111.4

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment:

(in millions)	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2012	2011	2012	2011	2012	2011
Retail	$295.7	$319.3	$207.8	$225.2	$87.9	$94.1
Direct	29.8	28.6	17.5	21.1	12.3	7.5
Healthcare	8.1	9.0	2.5	3.0	5.6	6.0
Third Party	7.5	9.9	—	—	7.5	9.9
	$341.1	$366.8	$227.8	$249.3	$113.3	$117.5

Summary of Product Sales

The following table highlights net sales information, by product and by segment:

(in millions)	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2012	2011	2012	2011	2012	2011
Mattresses	$225.8	$238.6	$158.0	$166.0	$67.8	$72.6
Pillows	40.6	44.0	16.3	22.1	24.3	21.9
Other	74.7	84.2	53.5	61.2	21.2	23.0
	$341.1	$366.8	$227.8	$249.3	$113.3	$117.5

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(In millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted EBITDA, and funded debt, which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of the repatriation of foreign earnings, transaction and integration costs related to the proposed Sealy acquisition and restructuring costs. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to funded debt are also provided below. Management believes that the use of EBITDA, adjusted EBITDA and funded debt provides investors with useful information with respect to the terms of the Company’s debt agreements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted Net Income

The following table sets forth the reconciliation of the Company’s reported net income for the three months and year ended December 31, 2012 to the calculation of adjusted net income for the three months and year ended December 31, 2012:

	Three Months Ended December 31, 2012	Year Ended December 31, 2012
GAAP net income	$23.5	$106.8
Plus:
Tax provision related to repatriation of foreign earnings	6.2	48.1
Transaction costs related to proposed Sealy acquisition, net of tax	4.2	6.7
Integration costs related to proposed Sealy acquisition, net of tax	1.5	1.5
Restructuring costs, net of tax	1.0	1.0
Adjusted net income	$36.4	$164.1

GAAP earnings per common share, diluted	$0.39	$1.70
Tax provision related to repatriation of foreign earnings	0.10	0.76
Transation costs related to proposed Sealy acquisition, net of tax	0.07	0.11
Integration costs related to proposed Sealy acquisition, net of tax	0.02	0.02
Restructuring costs, net of tax	0.02	0.02
Adjusted earnings per common share, diluted	$0.60	$2.61

Diluted shares outstanding	60.8	62.9

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported net income to the calculation of EBITDA and adjusted EBITDA for the year ended December 31, 2012:

Year Ended December 31, 2012
GAAP net income	$106.8
Plus:
Interest expense	18.8
Income tax provision	122.4
Depreciation and amortization	42.0
EBITDA	290.0
Plus:
Transaction costs related to proposed Sealy acquisition	8.9
Integration costs related to proposed Sealy acquisition	2.2
Restructuring costs	1.5
Adjusted EBITDA	$302.6

Reconciliation of Total Debt to Funded Debt

The following table sets forth the reconciliation of the Company’s reported total debt to the calculation of funded debt as of December 31, 2012:
As of December 31, 2012
GAAP basis total debt	$1,025.0
Less:
Senior Notes	(375.0)
Plus:
Letters of credit outstanding	1.0
Funded debt	$651.0

Calculation of Funded Debt to EBITDA
As of December 31, 2012
Funded debt	$651.0
EBITDA	290.0
2.24 times